Putnam Short Duration Income Fund, July 31, 2012, Annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72. U The figure entered in response to this question is the amortization of offering costs expense for the period.


72DD1

Class A			   200
Class B		  	    -
Class C		    	    1
Class M			    -

72DD2

Class R		         -
Class R5				-
Class R6				-
Class Y		    	    16

73A1

Class A			0.031
Class B			0.008
Class C	      	0.008
Class M			0.028

73A2

Class R	      	0.008
Class R5		 	0.004
Class R6			0.004
Class Y			0.038


74U1

Class A			17,805
Class B			    39
Class C			   205
Class M			    21

74U2

Class R			   10
Class R5			    1
Class R6			    1
Class Y			1,137

74V1

Class A			10.02
Class B			10.01
Class C			10.01
Class M             10.02

74V2

Class R			10.01
Class R5			10.03
Class R6			10.03
Class Y			10.03

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.